Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Second Quarter 2024 Results

–Record Quarterly Revenues and Adjusted EBITDA, Driven by Solid Organic Growth and Contribution from Acquisitions
–Adjusted EBITDA Growth of 31% and 230 Basis Points of Margin Expansion
–Raised Low End of Full Year 2024 Adjusted EBITDA Guidance Reflecting Strong Second Quarter Results
–Healthy Balance Sheet with Net Debt to Adjusted EBITDA of 1.5x Provides Support for Acquisition Financing
–In a Separate Release, Announced Several Strategic Portfolio Actions Including Agreement to Acquire the Construction Materials Business of Stavola Holding Corporation for $1.2 Billion

DALLAS, Texas - ARCOSA, Inc. - August 1, 2024:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights

	Three Months Ended June 30,
	2024	2023		% Change

	($ in millions, except per share amounts)
Revenues	$664.7	$584.8		14%
Net income	$45.6	$40.9		11%
Adjusted Net Income(1)	$44.7	$37.3		20%
Diluted EPS	$0.93	$0.84		11%
Adjusted Diluted EPS(1)	$0.91	$0.76		20%
Adjusted EBITDA(1)	$112.7	$85.8		31%
Adjusted EBITDA Margin(1)	17.0%	14.7%	230	bps
Net cash provided by operating activities	$38.3	$127.6		(70)%
Free Cash Flow(1)	$(6.1)	$75.6		(108)%

bps - basis points
(1) Non-GAAP financial measure. See reconciliation tables included in this release.

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Antonio Carrillo, President and Chief Executive Officer, noted, “Our second quarter was highlighted by several events, that on a combined basis, demonstrate steady advancement of our long-term strategic vision. Financial results for the second quarter reflect records for quarterly revenues and Adjusted EBITDA, with significant year-over-year margin expansion. During the quarter, we performed well across our three segments, generating double-digit Adjusted EBITDA growth on an organic basis that was augmented by the accretive contribution from recent acquisitions. At the same time, we executed on value enhancing portfolio actions to accelerate our growth in attractive markets and reduce the overall complexity and cyclicality of our portfolio.

“In Construction Products, Adjusted Segment EBITDA increased 22% and margin expanded 360 basis points, led by significant organic growth and the contribution from recent bolt-on acquisitions in Florida, Texas and Arizona. We continued to benefit from strong pricing momentum, which compensated for volume headwinds in aggregates from elevated rainfall, particularly in Texas. Operating improvements in our specialty materials and trench shoring businesses also contributed to organic growth during the quarter. Additionally, we took steps to optimize our operations and improve margin by disposing of certain underperforming locations.

“Within Engineered Structures, we executed well and delivered a 48% increase in Adjusted Segment EBITDA driven by higher volumes in wind towers and utility structures, improved operating efficiencies, and the accretive impact of the Ameron Pole Products acquisition that closed earlier in the quarter. We were pleased to deliver our first completed wind towers from our new plant in New Mexico, which continues to operate on-time and within budget.

“Second quarter Adjusted Segment EBITDA increased 7% in Transportation Products and margin expanded 90 basis points reflecting higher volumes and improved margin for barges. Order inquiries for liquid barges continued to demonstrate momentum for a third consecutive quarter. Our barge backlog of $252 million, roughly flat with the start of the year, extends well into 2025 providing solid production visibility.”
Mr. Carrillo continued, “In a separate release today, we also announced the $1.2 billion acquisition of Stavola, an aggregates-led provider of construction materials operating in the nation’s largest MSA. Concurrently, we also announced the divestiture of our steel components business within our Transportation Products segment. Together these transactions closely align with our strategic vision and enhance our ability to continue delivering sustainable growth and superior value for our shareholders.”

2024 Outlook and Guidance

The Company made the following adjustments to its full year 2024 guidance:
•Tightened its consolidated revenues range to $2.60 billion to $2.72 billion from $2.58 billion to $2.78 billion previously.
•Increased the low end of its consolidated Adjusted EBITDA range to $420 million from $410 million, resulting in a full year range of $420 million to $440 million.
Commenting on the outlook, Carrillo noted, “I am pleased with our year-to-date performance, and the underlying trends in our businesses remain strong. As a result, we are raising the low end of our 2024 Adjusted EBITDA guidance. At the mid-point of our Adjusted EBITDA range and without consideration for today’s strategic announcements, we anticipate 24% year-over-year growth, normalizing for the land sale gain in 2023. We plan to update our guidance following the close of the Stavola acquisition announced today.”

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Second Quarter 2024 Results and Commentary

Construction Products
•Revenues increased 4% to $276.1 million primarily due to recent acquisitions. Organic aggregates and specialty materials revenues were roughly flat as higher pricing was mostly offset by lower volumes, a decline in freight revenues, and a reduction in revenue related to recently divested operations. Revenues for our trench shoring business increased 8% primarily due to higher volumes.
•Organic volumes for our aggregates business, which includes both natural and recycled, were impacted by unseasonably wet weather conditions during the period, particularly in Texas. Year-over-year pricing gains were strong and overall demand remains healthy when weather conditions are favorable.
•Adjusted Segment EBITDA increased 22% to $68.8 million primarily due to solid operating improvements in our specialty materials and shoring businesses and the accretive impact of recent acquisitions.
•Adjusted Segment EBITDA Margin increased 360 basis points to 25.2% from 21.6% in the prior year period and Freight-Adjusted Segment EBITDA Margin was 28.0% compared to 24.4% in the prior year period.
•During the current period, the Company recognized a gain on the sale of a subscale, singe-location asphalt and paving operation and impaired assets related to the closure of a small aggregates operation in west Texas resulting in a net loss of $0.8 million, which has been excluded from Adjusted Segment EBITDA.

Engineered Structures
•Revenues for utility, wind, and related structures increased 33% to $274.8 million due to higher volumes in our utility structures and wind towers businesses and the contribution from the recently acquired Ameron Pole Products ("Ameron") business.
•Adjusted Segment EBITDA increased 48% to $41.7 million, and margin expanded 160 basis points to 15.2% due to strong organic growth in our wind towers and utility structures businesses and the accretive impact of the Ameron acquisition.
•During the quarter, the Company recognized a $7.5 million gain on the sale of a non-operating facility that previously supported a divested business, which has been excluded from Adjusted EBITDA.
•Order activity for utility and related structures remains healthy and conversations with customers for additional wind tower orders continue.
•At the end of the second quarter, the combined backlog for utility, wind, and related structures was $1,338.7 million compared to $1,507.4 million at the end of the second quarter of 2023. We expect to deliver approximately 37% of our current backlog in 2024.

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Transportation Products
•Revenues were $113.8 million, roughly flat as higher barge revenues were mostly offset by lower steel component volumes. Barge revenues increased 4% driven by higher hopper barge deliveries.
•Adjusted Segment EBITDA increased $1.1 million, or 7%, to $16.7 million, representing a 14.7% margin compared to 13.8% in the prior period. The increase was driven by higher volumes and improved margin in the barge business.
•During the quarter, we received orders totaling approximately $33 million, primarily for tank barges, representing a book-to-bill of 0.4.
•Backlog for inland barges at the end of the quarter was $251.5 million, roughly flat with the start of the year. We expect to deliver approximately 69% of our current backlog in 2024.

Corporate and Other Financial Notes
•Excluding acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA, corporate expenses decreased to $16.0 million in the second quarter from $16.4 million in the prior year.
•Acquisition and divestiture-related costs were $3.9 million in the second quarter compared to $0.3 million in the prior year.
•The effective tax rate in the second quarter was 14.3% compared to 12.0% in the prior year. The increase in the tax rate was primarily due to foreign currency impacts partially offset by increased Advanced Manufacturing Production ("AMP") tax credits.

Cash Flow and Liquidity
•Operating cash flow was $38.3 million during the second quarter, a decrease of $89.3 million compared to the prior year driven by an increase in working capital.
•Working capital was a $49.3 million net use of cash for the quarter compared to the prior year's $41.0 million net source of cash. The increase in working capital was driven by higher accounts receivable primarily in our wind towers business.
•Capital expenditures in the second quarter were $47.6 million, compared to $52.5 million in the prior year, as we continue to make progress on organic projects underway in Construction Products and Engineered Structures.
•Free Cash Flow for the quarter was $(6.1) million, down from $75.6 million in the prior year.
•We invested $179.9 million, net of cash acquired, for the purchase of Ameron, initially borrowing $160.0 million under our revolving credit facility to partially fund the acquisition and repaid $60 million within the quarter.
•In July 2024, we completed the acquisition of a Phoenix, Arizona based natural aggregates business for a total purchase price of $35.0 million, which will be included in our Construction Products segment.
•We ended the quarter with total liquidity of $393.0 million, including $103.7 million of cash and cash equivalents, and Net Debt to Adjusted EBITDA was 1.5X for the trailing twelve months.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on August 2, 2024 to discuss second quarter 2024 results and the strategic actions announced today in a separate release. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-343-1703 for domestic callers and 785-424-1116 for international callers. The conference ID is ARCOSA and the passcode is 24246. An audio playback will be available through 11:59 p.m. Eastern Time on August 16, 2024, by dialing 800-839-1162 for domestic callers and 402-220-0398 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” “goal,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding failure to successfully complete or integrate acquisitions, including Ameron and Stavola, or divest any business, including the steel components business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; assumptions regarding achievements of the expected benefits from the Inflation Reduction Act; the delivery or satisfaction of any backlog or firm orders; the impact of pandemics on Arcosa’s business; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Risk Factors” and the “Forward-Looking Statements” section of “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Arcosa's Form 10-K for the year ended December 31, 2023 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com
MEDIA CONTACT

Media@arcosa.com
TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$664.7	$584.8	$1,263.3	$1,134.0
Operating costs:
Cost of revenues	526.7	463.7	1,013.7	904.3
Selling, general, and administrative expenses	79.5	70.7	148.6	133.2
Gain on disposition of property, plant, equipment, and other assets	(2.0)	(0.6)	(5.9)	(23.2)
Gain on sale of businesses	(12.5)	—	(19.5)	(6.4)
Impairment charge	5.8	—	5.8	—
	597.5	533.8	1,142.7	1,007.9
Operating profit	67.2	51.0	120.6	126.1

Interest expense	11.4	7.1	19.7	14.2
Other, net (income) expense	2.6	(2.6)	0.4	(4.5)
	14.0	4.5	20.1	9.7
Income before income taxes	53.2	46.5	100.5	116.4
Provision for income taxes	7.6	5.6	15.7	19.8
Net income	$45.6	$40.9	$84.8	$96.6

Net income per common share:
Basic	$0.93	$0.84	$1.74	$1.99
Diluted	$0.93	$0.84	$1.74	$1.98
Weighted average number of shares outstanding:
Basic	48.6	48.5	48.5	48.4
Diluted	48.7	48.7	48.7	48.6

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2024	2023	2024	2023
Aggregates and specialty materials	$235.5	$227.1	$457.2	$438.1
Construction site support	40.6	37.7	70.1	62.8
Construction Products	276.1	264.8	527.3	500.9

Utility, wind, and related structures	274.8	207.0	506.4	414.7
Engineered Structures	274.8	207.0	506.4	414.7

Inland barges	75.7	72.5	155.4	140.6
Steel components	38.1	40.5	74.2	77.8
Transportation Products	113.8	113.0	229.6	218.4
Consolidated Total	$664.7	$584.8	$1,263.3	$1,134.0

	Three Months Ended June 30,		Six Months Ended June 30,
Operating profit (loss):	2024	2023	2024	2023
Construction Products	$39.4	$34.4	$68.2	$83.9
Engineered Structures	35.1	21.7	61.4	51.6
Transportation Products	12.6	11.6	27.2	21.7
Segment Total	87.1	67.7	156.8	157.2
Corporate	(19.9)	(16.7)	(36.2)	(31.1)
Consolidated Total	$67.2	$51.0	$120.6	$126.1

Backlog:	June 30, 2024	June 30, 2023
Engineered Structures:
Utility, wind, and related structures	$1,338.7	$1,507.4
Transportation Products:
Inland barges	$251.5	$287.1

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$103.7	$104.8
Receivables, net of allowance	442.8	357.1
Inventories	405.9	401.8
Other	38.5	48.3
Total current assets	990.9	912.0

Property, plant, and equipment, net	1,415.3	1,336.3
Goodwill	1,023.4	990.7
Intangibles, net	313.1	270.7
Deferred income taxes	6.9	6.8
Other assets	58.3	61.4
	$3,807.9	$3,577.9
Current liabilities:
Accounts payable	$263.7	$272.5
Accrued liabilities	126.9	117.4
Advance billings	32.2	34.5
Current portion of long-term debt	6.6	6.8
Total current liabilities	429.4	431.2

Debt	699.9	561.9
Deferred income taxes	198.1	179.6
Other liabilities	65.5	73.2
	1,392.9	1,245.9
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,686.5	1,682.8
Retained earnings	744.8	664.9
Accumulated other comprehensive loss	(16.8)	(16.2)
	2,415.0	2,332.0
	$3,807.9	$3,577.9

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended June 30,
	2024	2023
Operating activities:
Net income	$84.8	$96.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	89.4	78.3
Impairment charge	5.8	—
Stock-based compensation expense	14.1	12.6
Provision for deferred income taxes	14.4	12.9
Gain on disposition of property, plant, equipment, and other assets	(5.9)	(23.2)
Gain on sale of businesses	(19.5)	(6.4)
(Increase) decrease in other assets	(4.2)	(0.3)
Increase (decrease) in other liabilities	(9.7)	(3.4)
Other	(5.7)	2.2
Changes in current assets and liabilities:
(Increase) decrease in receivables	(80.6)	(30.7)
(Increase) decrease in inventories	21.9	(34.6)
(Increase) decrease in other current assets	11.3	10.3
Increase (decrease) in accounts payable	(11.3)	43.4
Increase (decrease) in advance billings	(2.3)	4.0
Increase (decrease) in accrued liabilities	16.3	(6.8)
Net cash provided by operating activities	118.8	154.9
Investing activities:
Proceeds from disposition of property, plant, equipment, and other assets	7.4	24.4
Proceeds from sale of businesses	33.3	2.0
Capital expenditures	(102.0)	(96.9)
Acquisitions, net of cash acquired	(179.9)	(15.6)
Net cash required by investing activities	(241.2)	(86.1)
Financing activities:
Payments to retire debt	(63.4)	(5.4)
Proceeds from issuance of debt	200.0	—
Dividends paid to common stockholders	(4.9)	(4.8)
Purchase of shares to satisfy employee tax on vested stock	(10.4)	(11.1)
Holdback payment from acquisition	—	(10.0)
Net cash provided (required) by financing activities	121.3	(31.3)
Net increase (decrease) in cash and cash equivalents	(1.1)	37.5
Cash and cash equivalents at beginning of period	104.8	160.4
Cash and cash equivalents at end of period	$103.7	$197.9

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in millions)
Net Income	$45.6	$40.9	$84.8	$96.6
Gain on sale of businesses, net of tax	(9.7)	—	(15.0)	(4.5)
Impact of acquisition and divestiture-related expenses, net of tax(1)	4.3	0.2	6.4	0.7
Benefit from reduction in holdback obligation, net of tax	—	(3.8)	—	(3.8)
Impairment charge, net of tax	4.5	—	4.5	—
Adjusted Net Income	$44.7	$37.3	$80.7	$89.0

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(in dollars per share)
Diluted EPS	$0.93	$0.84	$1.74	$1.98
Gain on sale of businesses	(0.20)	—	(0.31)	(0.09)
Impact of acquisition and divestiture-related expenses(1)	0.09	—	0.13	0.01
Benefit from reduction in holdback obligation	—	(0.08)	—	(0.08)
Impairment charge	0.09	—	0.09	—
Adjusted Diluted EPS	$0.91	$0.76	$1.65	$1.82

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,		Full Year 2024 Guidance(3)
	2024	2023	2024	2023	Low	High
Revenues	$664.7	$584.8	$1,263.3	$1,134.0	$2,600.0	$2,720.0

Net income	45.6	40.9	84.8	96.6	172.6	180.7
Add:
Interest expense, net	10.7	5.7	17.3	11.6	34.0	36.0
Provision for income taxes	7.6	5.6	15.7	19.8	35.3	39.7
Depreciation, depletion, and amortization expense(1)	46.6	39.5	89.4	78.3	180.0	185.0
EBITDA	110.5	91.7	207.2	206.3	421.9	441.4
Add (less):
Gain on sale of businesses	(12.5)	—	(19.5)	(6.4)	(19.5)	(19.5)
Impact of acquisition and divestiture-related expenses(2)	5.6	0.3	8.4	0.9	9.0	9.5
Benefit from reduction in holdback obligation	—	(5.0)	—	(5.0)	—	—
Impairment charge	5.8	—	5.8	—	5.8	5.8
Other, net (income) expense	3.3	(1.2)	2.8	(1.9)	2.8	2.8
Adjusted EBITDA	$112.7	$85.8	$204.7	$193.9	$420.0	$440.0
Adjusted EBITDA Margin	17.0%	14.7%	16.2%	17.1%	16.2%	16.2%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.
(3) Full year 2024 guidance does not include the strategic actions announced in a separate release today. We plan to update our guidance following the close of the Stavola acquisition.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023	2024
Construction Products
Revenues	$276.1	$264.8	$527.3	$500.9	$1,027.7

Operating Profit	39.4	34.4	68.2	83.9	122.9
Add: Depreciation, depletion, and amortization expense(1)	29.4	27.8	59.5	54.7	116.5
Segment EBITDA	68.8	62.2	127.7	138.6	239.4
Less: Gain on sale of businesses	(5.0)	—	(5.0)	—	(5.0)
Add: Impact of acquisition and divestiture-related expenses(2)	0.1	—	1.3	—	1.3
Less: Benefit from reduction in holdback obligation	—	(5.0)	—	(5.0)	—
Add: Impairment charge	5.8	—	5.8	—	5.8
Adjusted Segment EBITDA	$69.7	$57.2	$129.8	$133.6	$241.5
Adjusted Segment EBITDA Margin	25.2%	21.6%	24.6%	26.7%	23.5%

Engineered Structures
Revenues	$274.8	$207.0	$506.4	$414.7	$965.2

Operating Profit	35.1	21.7	61.4	51.6	105.5
Add: Depreciation and amortization expense(1)	12.5	6.4	20.4	13.0	34.0
Segment EBITDA	47.6	28.1	81.8	64.6	139.5
Add: Impact of acquisition and divestiture-related expenses(2)	1.6	—	1.6	—	1.6
Less: Gain on sale of businesses	(7.5)	—	(14.5)	(6.4)	(14.5)
Adjusted Segment EBITDA	$41.7	$28.1	$68.9	$58.2	$126.6
Adjusted Segment EBITDA Margin	15.2%	13.6%	13.6%	14.0%	13.1%

Transportation Products
Revenues	$113.8	$113.0	$229.6	$218.4	$444.7

Operating Profit	12.6	11.6	27.2	21.7	51.3
Add: Depreciation and amortization expense	4.1	4.0	8.1	8.0	16.1
Segment EBITDA	16.7	15.6	35.3	29.7	67.4
Adjusted Segment EBITDA	$16.7	$15.6	$35.3	$29.7	$67.4
Adjusted Segment EBITDA Margin	14.7%	13.8%	15.4%	13.6%	15.2%

Operating Loss - Corporate	$(19.9)	$(16.7)	$(36.2)	$(31.1)	$(67.9)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	3.9	0.3	5.5	0.9	6.8
Add: Corporate depreciation expense	0.6	1.3	1.4	2.6	4.0
Adjusted EBITDA	$112.7	$85.8	$204.7	$193.9	$378.4
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

972.942.6500	13	arcosa.com

Arcosa, Inc.
Reconciliation of Freight-Adjusted Revenues for Construction Products
($ in millions)
(unaudited)

“Freight-Adjusted Revenues” for Construction Products is defined as segment revenues less freight and delivery, which are pass-through activities. GAAP does not define Freight-Adjusted Revenues and they should not be considered as alternatives to earnings measures defined by GAAP, including revenues. We use Freight-Adjusted Revenues in the review of our operating results. We also believe that this presentation is consistent with our competitors. As a widely used metric by analysts and investors, this metric assists in comparing a company's performance on a consistent basis. “Freight-Adjusted Segment Margin” is defined as Freight-Adjusted Revenues divided by Adjusted Segment EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Construction Products
Revenues	$276.1	$264.8	$527.3	$500.9
Less: Freight revenues(1)	27.1	30.5	51.0	59.0
Freight-Adjusted Revenues	$249.0	$234.3	$476.3	$441.9

Adjusted Segment EBITDA(2)	$69.7	$57.2	$129.8	$133.6
Adjusted Segment EBITDA Margin(2)	25.2%	21.6%	24.6%	26.7%

Freight-Adjusted Segment EBITDA Margin	28.0%	24.4%	27.3%	30.2%

(1) The freight revenue amount shown for the three and six months ended June 30, 2023 has been updated from the prior year disclosure due to a reclass between freight revenue and product revenue.
(2) See Reconciliation of Adjusted Segment EBITDA table.

972.942.6500	14	arcosa.com

Arcosa, Inc.
Reconciliation of Free Cash Flow and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures net of the proceeds from the disposition of property, plant, equipment, and other assets. The Company also uses “Free Cash Flow Conversion”, which we define as Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cash Provided by Operating Activities	$38.3	$127.6	$118.8	$154.9
Capital expenditures	(47.6)	(52.5)	(102.0)	(96.9)
Proceeds from disposition of property, plant, equipment, and other assets	3.2	0.5	7.4	24.4
Free Cash Flow	$(6.1)	$75.6	$24.2	$82.4

Net income	$45.6	$40.9	$84.8	$96.6
Free Cash Flow Conversion	(13)%	185%	29%	85%

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses “Net Debt to Adjusted EBITDA”, which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

June 30, 2024
Total debt excluding debt issuance costs	$710.4
Cash and cash equivalents	103.7
Net Debt	$606.7

Adjusted EBITDA (trailing twelve months)(1)	$393.3
Net Debt to Adjusted EBITDA	1.5

(1) Adjusted EBITDA includes a pro forma adjustment for Ameron of $14.9 million, which reflects an amount equal to 75% of Ameron’s historical Adjusted EBITDA for the twelve months ended December 31, 2023 of $19.8 million, as previously disclosed, to approximate the nine-month pro forma impact on our Adjusted EBTIDA as if the acquisition had occurred on June 30, 2023. We acquired Ameron on April 9, 2024.

972.942.6500	15	arcosa.com